Exhibit 8.2

MILBANK, TWEED, HADLEY & McCLOY LLP

1 CHASE MANHATTAN PLAZA

NEW YORK, NY 10005-1413

LOS ANGELES

213-892-4000

FAX: 213-629-5063

WASHINGTON, D.C.

202-835-7500

FAX: 202-835-7586

LONDON

44-20-7615-3000

FAX: 44-20-7615-3100

FRANKFURT

49-(0)69-71914-3400

FAX: 49-(0)69-71914-3500

MUNICH

49-89-25559-3600

FAX: 49-89-25559-3700

BEIJING

(8610) 5969-2700

FAX: (8610) 5969-2707

HONG KONG

852-2971-4888

FAX: 852-2840-0792

SINGAPORE

65-6428-2400

FAX: 65-6428-2500

TOKYO

81-5410-2801

FAX: 81-5410-2891

SÃO PAULO

55-11-3927-7700

+FAX: 55-11-3927-7777

May 30, 2012

Catalyst Health Solutions, Inc.

800 King Farm Boulevard

Rockville, Maryland 20850

Ladies and Gentlemen:

We have acted as special tax counsel to Catalyst Health Solutions, Inc., a Delaware corporation (“Catalyst”), in connection with the transactions contemplated by that certain Agreement and Plan of Merger dated as of April 17, 2012, by and among Catalyst, SXC Health Solutions Corp., a corporation organized under the laws of the Yukon Territory, Canada, (“SXC”), SXC Health Solutions, Inc., a Texas corporation and a direct wholly-owned subsidiary of SXC (“U.S. Corp.”), Catamaran I Corp., a Delaware corporation and a direct wholly-owned subsidiary of U.S. Corp., and Catamaran II LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of U.S. Corp. (the “Agreement”), and the registration statement on Form S-4, including a joint proxy statement/prospectus, under the Securities Act of 1933, as amended (the “Act”), originally filed by SXC with the Securities and Exchange Commission (the “Commission”) on May 7, 2012, as amended to date (the “Registration Statement”). Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Agreement.

For the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and factual accuracy, at all relevant times, of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto): (1) the Agreement, (2) the Registration Statement, and (3) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

1.     Documents submitted to us as originals (including signatures) are authentic;

2.     Documents submitted to us as copies conform to the original documents;

3.     There has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

4.     The transactions contemplated by the Agreement will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Agreement without any amendment, waiver or breach of any provision thereof;

5.     All statements, descriptions and representations contained in any of the documents referred to herein, including the Registration Statement or otherwise made to us are true and correct at all relevant times, and no actions have been taken or will be taken that are inconsistent with such statements, descriptions or representations or which make any such statement, description or representation untrue, incorrect or incomplete in any material respect;

6.     All covenants contained in the Agreement (including exhibits thereto) will be performed without amendment, waiver or breach of any provision thereof.

If any of the above-described assumptions are untrue for any reason, or if the transactions contemplated by the Agreement are consummated in a manner that is inconsistent with the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

Based on the above assumptions and such facts as have been provided to us, as noted above, and subject to the limitations set forth herein and in the Registration Statement, we hereby confirm that the statements in the Registration Statement under the section “Material U.S. Federal Income Tax Consequences,” which were reviewed by us, to the extent they constitute matters of U.S. federal income tax law or legal conclusions with respect thereto, constitute our opinion.

No opinion is expressed as to any matter not discussed herein. Other than as expressly stated above, we express no opinion on any issue relating to the Agreement or any other document. In particular, our opinion addresses the matters under United States federal income tax laws only. This opinion is not intended to and does not address matters related to any of the various state, local or foreign tax consequences that may result from the transactions contemplated by the Agreement and does not address the United States federal tax consequences of any transaction other than as described in the Registration Statement in the section entitled “Material U.S. Federal Income Tax Consequences.”

This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures, all as in effect on the date hereof. Our opinion is not binding upon the Internal Rev-

enue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislation, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein, and it is possible that changes in such legal authorities may occur between the date hereof and the consummation of the transactions contemplated by the Agreement. Nevertheless, we undertake no responsibility to advise you or your shareholders of any new developments in the application or interpretation of the United States federal income tax laws after the effectiveness of the Registration Statement.

This opinion is rendered to you and is solely for your benefit in connection with the filing of the Registration Statement.

We consent to the inclusion of the “Material U.S. Federal Income Tax Consequences” section in the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP

Milbank, Tweed, Hadley & McCloy LLP